Stillwater Mining Reports First Quarter 2007 Results

BILLINGS, Mont., May 3 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) today reported a first quarter 2007 net loss of $1.1 million, or $0.01 per fully diluted share, on revenues of $146.5 million. The 2007 first quarter loss compares to a small profit of $0.6 million, or $0.01 per fully diluted share, on revenues of $140.0 million in the first quarter of 2006. During the first quarter of 2006, the Company sold the final 63,250 ounces from the palladium inventory received in the 2003 Norilsk Nickel transaction, so last year's first quarter earnings included about $6.9 million of income from palladium inventory sales. There were no corresponding palladium inventory sales in 2007, but growth in recycling volumes and higher PGM prices during the first quarter of 2007 have partially compensated for the loss of these sales.

Stillwater Mining Company mines palladium and platinum from two underground mines located in the mountains of south-central Montana. The Company's mines produced about 144,000 ounces of PGMs during the first quarter of 2007, slightly lower than the 146,000 ounces produced in the first quarter last year. The production decline was anticipated and reflects a certain amount of restructuring during the first quarter of 2007 in conjunction with the Company's continuing efforts to improve the long-term economic sustainability of the mines.

The Company also processes mined concentrates and recycles catalyst materials received from third parties through its smelter and base metals refinery located in Columbus, Montana. During the first quarter of 2007, Stillwater Mining Company recycled a total of 87,000 PGM ounces through the smelter and refinery, up 45% from the 60,000 ounces recycled during last year's first quarter. Recycling activities contributed about $3.8 million to the Company's gross operating margin (before corporate overhead and financing charges) for the first three months of 2007, compared to about $2.7 million in the first quarter of 2006. The improved performance is attributable to growth in the volume of recycled material processed.

Commenting on the Company's first quarter 2007 results, Francis R. McAllister, Stillwater Chairman and CEO, said; "Despite the $1.1 million loss recorded for the first quarter of this year, we are very pleased with the progress shown over the past year or so in advancing the developed state of the mines and transforming our operations to strengthen their long-term economic viability. These initiatives are tremendously important to the long- term sustainability of our operations, and we believe we will see the benefit of this transformational effort reflected in stronger earnings performance, perhaps through the balance of the year. I have noted previously that we believe our earnings, particularly when viewed on a quarterly basis, probably will remain volatile for some time yet, but as we continue our efforts to reduce mining costs, encourage new demand for our products and broaden our portfolio of operations, we see the opportunity to strengthen financial performance and increase the value of our assets."

McAllister added: "Mine production in this year's first quarter was on plan at 144,000 ounces, and about the same as the 146,000 ounces produced during the first quarter last year. Stillwater Mine production increased by about 5,000 ounces, while East Boulder Mine production decreased by about 7,000 ounces. The decrease at East Boulder was anticipated, as that mine currently is most affected by the transition from bulk mechanical mining methods to more selective methods. We would expect to see production improve there as miners get comfortable with these changes. The Company earlier provided production guidance in the range of 615,000 to 645,000 ounces for the full year 2007, and we reiterate this guidance.

"The Company's total cash costs per PGM ounce produced* were $309 in the first quarter of 2007, down from $313 in last year's first quarter but somewhat higher than the $295 reported for full year 2006. Much of this cost variation is attributable to recycling earnings, which we treat as an offset against total cash costs. Recycling earnings increased steadily throughout 2006 and then declined a little in early 2007. We previously gave guidance for 2007 full-year total cash costs of between $295 and $315 per ounce. At the same time, we also noted that production and total cash costs were both expected to be weaker in the first half of 2007. We still feel that this guidance is also appropriate."

Regarding the Company's mine transformation efforts, McAllister reported, "Operationally, we continued to make progress on all phases of our transformation program during the first quarter of 2007. Safety and environmental performance were both excellent during the quarter. We started up the new sand plant in the Upper West area of the Stillwater Mine during January and as a result were able to begin shifting to mechanical ramp and fill mining in some stopes there, reducing our reliance on sublevel extraction in that part of the mine. Engineering design work moved forward for the second smelter furnace in Columbus, Montana. We believe this furnace, once in operation, will not only increase our processing capacity, but should also improve PGM recoveries and provide a strategically critical back-up facility during scheduled or unscheduled furnace outages. We currently envision this furnace to be operational by the end of 2008. Total production from captive cut-and-fill stopes increased modestly during the quarter to 703 tons per day from 584 tons per day during the fourth quarter of last year. We expect the share of production from captive cut-and-fill stopes to continue this gradual growth during the remainder of 2007. Our manpower training efforts to date are on track to graduate about 100 new miners during 2007. After considerable discussion, we also implemented some shift scheduling changes during the first quarter at the Stillwater Mine. These scheduling changes are expected to reduce the mine's reliance on contractor labor.

"We reported earlier that the Company's base of proven reserves had increased to 4.8 million tons by the end of 2006. With the mines operating at full permitted capacity, that translated into about 33 months of equivalent ore production. The Company also reported an additional 37.7 million tons of probable reserves as of the end of 2006. By way of comparison, at the end of 2003 the Company reported just 2.7 million tons of proven and 37.7 million tons of probable ore reserves. Proven reserves are particularly important to the Company because, in determining proven reserves, we drill the reserves on a 50-foot spacing and then use the drill results to create an optimal design for mining those reserves. Consequently, proven reserves are ready to be mined as soon as resources are available. By ensuring that we have significant proven reserves defined well in advance of mining, we can sequence the whole mining effort to best advantage and so mine most efficiently. This effort to strengthen the developed state of the mines began during 2004 and continued during the first quarter of 2007. Our nominal target is to continue extra development spending until proven reserves reach a level of about 40 months of ore production at full capacity. We believe we should achieve that level by the end of 2008."

With regard to other Company initiatives, Mr. McAllister commented, "Another of Stillwater's corporate objectives is to foster additional markets for its primary products. In early 2006, we announced the formation of an industry palladium trade organization, the Palladium Alliance International. Since then, most of the Company's efforts to develop and broaden markets for palladium have been channeled through that organization. The Alliance's principal goals include establishing palladium's jewelry market presence as a specific elegant brand of precious metal, distinct from platinum and white gold, and instituting a system of standards for use of the palladium brand that will emphasize palladium's rarity and value. The Alliance is dedicated to nurturing palladium's jewelry role, and building demand, by sponsoring technical articles in jewelry trade publications illustrating methods of fabricating palladium jewelry, providing a website with information on palladium suppliers and retailers (www.luxurypalladium.com), organizing presentations at industry trade shows and supporting targeted image advertising in critical jewelry markets. During the first few months of 2007, the Alliance has funded several new palladium commercial spots for presentation in major Chinese cities, and coordinated an effort to broaden and unify marketing efforts among palladium producers and fabricators in the industry.

"We also believe that over the long term Stillwater needs to diversify its asset base. We are pursuing various opportunities to diversify our operations. This is a multi-faceted effort. Last year saw a substantial commitment toward growing the volume of the Company's recycling operations, thereby reducing the degree of financial dependence solely on performance of the Company's mines in each period. As I noted earlier, this commitment will continue during 2007 and 2008 with the addition of a second smelter furnace within the Columbus processing facilities that is designed to accommodate expansion of both mining production and recycling volumes over the next several years, as well as potentially improving metal recoveries.

"As we announced previously, late last year the Company invested $1.9 million to purchase approximately an 11% interest in Pacific North West Capital Corp., a Canadian exploration company with substantial exploration expertise that has identified several promising PGM targets. The Company further announced on April 16, 2007, that it has entered into a binding letter of intent to invest an initial $1.4 million during 2007 in Benton Resource Corp., another Canadian exploration company, providing Stillwater with an attractive opportunity for future participation in Benton's Goodchild Project as well as an equity interest in Benton itself.

"These investments in generative exploration projects are inherently long- term and fairly speculative in nature, but are intended to build a portfolio of attractive opportunities for the future. We also are continuously evaluating various later-stage mineral development projects, and in some cases even acquisition of operating properties, when they appear to offer good investment value and mesh with Stillwater's corporate expertise. We are proceeding deliberately in these growth and diversification efforts.

"In summary," McAllister concluded, "we feel the Company is on track in positioning itself for much stronger financial performance in the foreseeable future."

Cash Flow and Liquidity

The Company's cash and cash equivalents (excluding $3.8 million of restricted cash) totaled $75.3 million at March 31, 2007, down $13.1 million from December 31, 2006. Including the Company's available-for-sale investments in highly liquid federal agency notes and commercial paper, the Company's total available liquidity at March 31, 2007 was $116.9 million, down about $7 million from liquidity of $123.9 million at the end of 2006. The drop in liquidity is largely accounted for by increased investment in working capital during the quarter associated with the Company's recycling business. Working capital constituting marketable inventories and related advances in the Company's growing PGM recycling business increased to $73.6 million at the end of the first quarter of 2007 from $70.9 million at the end of 2006. Including these highly liquid inventories, the Company's underlying liquidity was $190.5 million at the end of the first quarter 2007 as compared to $194.8 million and the end of the 2006. Also, at March 31, 2007, the Company had $19.4 million available to it under undrawn revolving credit lines, down from $22.5 million at year end: collateral posted as surety for long-term reclamation obligations increased by $3.1 million during the first quarter of 2007.

Net cash provided from operating activities totaled $15.2 million in 2007's first quarter, down sharply from $37.0 million in the first quarter of 2006, which included about $17.6 million of cash from sales of the palladium received in the Norilsk Nickel transaction and associated cash from accounts receivable. Capital expenditures were $21.6 million in the first quarter of 2007, lower than planned, and a little lower than the $23.1 million of capital spending in the corresponding 2006 quarter.

The Company paid down $0.9 million of its debt obligations during the first quarter of 2007, in accordance with the terms of its credit and capital lease agreements. Outstanding debt at March 31, 2007, was $129.8 million.

First Quarter Results - Details

In the first quarter of 2007, the Company's mining operations produced 144,100 PGM ounces including 98,000 ounces from the Stillwater Mine and 46,100 ounces from East Boulder Mine. For the comparable quarter of 2006, total mine production of 146,200 ounces included Stillwater Mine production of 93,200 ounces and East Boulder production of 53,000 ounces. The modest decrease in production at the East Boulder Mine in 2007 was anticipated, and is largely a resource allocation issue as the mine moves from highly mechanized methods toward more captive cut-and-fill mining.

Sales from mine production totaled 143,100 ounces in the first quarter of 2007 at an overall average realization of $506 per ounce, up from 136,300 ounces at $452 per ounce in the first quarter of 2006. PGM market prices generally were higher in the first quarter of 2007, but the Company's average realization in both periods was affected by the above-market pricing provisions for palladium sales under the Company's contracts with major automobile companies, by price caps on platinum in the same contracts, and by losses on forward sales commitments for platinum. The Company's average realization on palladium sales from mine production was $377 per ounce in the 2007 first quarter, compared to $360 per ounce for the same period in 2006. The comparable average realization on platinum, net of the loss on forward sales, was $915 per ounce in the first quarter of 2007 and $811 per ounce in the 2006 first quarter. By way of comparison, the London Metals Exchange afternoon posted prices per ounce for platinum and palladium were $1,244 and $352, respectively, on March 30, 2007, and $1,076 and $332, respectively, on March 31, 2006.

During the first quarter of 2007, the Company processed about 87,000 ounces of PGMs from recycled catalytic materials. By comparison, in the first quarter of 2006 the Company processed about 60,000 ounces of recycled material, but by the fourth quarter of 2006 the recycling volumes processed had increased to 104,000 ounces. The Company processes both material it purchases from third parties and toll material that is processed on behalf of others for a fee. The decrease in volume processed during the first quarter of 2007 from the prior quarter appears to be mostly the result of seasonal factors inherent in this business.

Revenues for the first quarter of 2007 totaled $146.5 million, up 4.6% from $140.0 million in the first quarter of 2006. Proceeds from sales of mined PGMs totaled $72.4 million in the 2007 first quarter, up from $62.3 million in the same quarter of 2006, reflecting the benefit of higher average sales realizations in 2007. Recycling revenues grew appreciably, increasing to $70.0 million from $34.7 million in last year's first quarter. The higher realizations and growth in recycling revenues partially offset the reduction in revenue from completion of the program to sell off the palladium inventory received in the 2003 Norilsk Nickel transaction, which contributed $17.6 million to revenue in the first quarter of 2006. This sales program concluded during the first quarter of 2006. Resales of purchased metal generated $4.1 million and $25.4 million in revenue during the 2007 and 2006 first quarters, respectively.

Cost of metals sold (before depreciation and amortization expense) increased to $118.5 million in the 2007 first quarter from $112.1 million in the first quarter of 2006. Mining costs included in cost of metals sold increased to $48.3 million in the 2007 first quarter from $44.2 million in the 2006 first quarter. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $66.2 million in the first quarter of 2007, up sharply from $32.0 million in the first quarter of 2006, driven about equally by the much higher volumes processed and by higher prices paid for the PGM ounces contained in the recycled material. The 2006 first-quarter costs also included costs of $10.8 million for 63,250 ounces of palladium sold from inventory and an additional $25.1 million to acquire 17,800 ounces of PGMs for resale under various commitments. Purchases of 12,000 ounces of palladium for resale added $4.0 million to first-quarter 2007 costs.

Depreciation and amortization expense increased to $20.4 million in the 2007 first quarter from $19.9 million in the same period of 2006. The increase is mostly attributable to slightly higher amortization rates in 2007.

General and administrative ("G&A") costs, including marketing and exploration expenses, increased sharply to $8.8 million in the first quarter of 2007 from $6.3 million in the 2006 first quarter. Marketing expenses, including contributions to PAI, were a key driver here, growing to $2.1 million in this year's first quarter from only $0.2 million in the same period last year. Increased compensation costs accounted for most of the remaining difference in overall G&A costs.

The net loss of $1.1 million for the first quarter of 2007 included, by business segment, $3.8 million of income from mining operations and $5.3 million of income from recycling activities, less corporate costs including $8.8 million of G&A expense and $1.4 million of unallocated net interest expense.

For the first quarter of 2006, reported net income of $0.6 million included a loss on mining operations of $2.1 million, income from recycling activities of $3.3 million, plus at the corporate level $7.1 million of income related to sales from the palladium inventory received in the Norilsk Nickel transaction. These earnings items were offset by $6.3 million of G&A expense and a total of $1.4 million pertaining to unallocated interest expense.

Stillwater Mining Company will host its 2007 first quarter results conference call at 12:00 noon Eastern Standard Time on Friday, May 4, 2007. The conference call dial-in numbers are 888-428-4480 (U.S.) and 651-291-5254 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 871838, through May 11, 2007, ending at 11:59 p.m. Eastern Time.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2006 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

* As discussed in more detail in the Company's 2006 Annual Report on Form 10-K, total cash cost per ounce of production is a non-GAAP measure of extraction efficiency; this and similar measures are widely reported within the mining industry.

Key Factors Tables and Financial Statements follow.

Stillwater Mining Company
Statement of Operations and Comprehensive Loss
(Unaudited)
(in thousands, except per share data)

	Three months ended
	March 31,
	2007	2006

Revenues

Mine production	$72,371	$62,274
PGM recycling	69,988	34,675
Sales of palladium received in the
Norilsk Nickel transaction	--	17,637
Other	4,091	25,373
Total revenues	146,450	139,959

Costs and expenses
Costs of metals sold
Mine production	48,290	44,237
PGM recycling	66,175	31,967
Sales of palladium received in
Norilsk Nickel transaction	--	10,785
Other	4,021	25,117
Total costs of metals sold	118,486	112,106

Depreciation and amortization
Mine production	20,414	19,910
PGM recycling	24	25
Total depreciation and amortization	20,438	19,935
Total costs of revenues	138,924	132,041

Exploration	61	150
Marketing	2,100	208
General and administrative	6,675	5,947
Total costs and expenses	147,760	138,346

Operating income (loss)	(1,310)	1,613

Other income (expense)
Other income	--	4
Interest income	2,961	1,980
Interest expense	(2,825)	(2,805)
Gain/(loss) on disposal of property,
plant and equipment	115	(185)

Income (loss) before income tax provision	(1,059)	607

Income tax provision	--	(10)

Net income (loss)	$(1,059)	$597

Other comprehensive loss, net of tax	(5,175)	(16,550)

Comprehensive loss	$(6,234)	$(15,953)

Weighted average common shares outstanding
Basic	91,588	91,058
Diluted	91,588	91,768

Basic earnings (loss) per share
Net income (loss)	$(0.01)	$0.01

Diluted earnings (loss) per share
Net income (loss)	$(0.01)	$0.01

Stillwater Mining Company
Balance Sheet
(Unaudited)
(in thousands, except share and per share data)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$75,269	$88,360
Restricted cash	3,785	3,785
Investments, at fair market value	41,619	35,497
Inventories	112,525	106,895
Advances on inventory purchases	23,478	24,191
Accounts receivable	10,639	16,008
Deferred income taxes	2,530	5,063
Other current assets	3,382	4,540
Total current assets	$273,227	$284,339

Property, plant and equipment (net of
$239,993 and $219,520 accumulated
depreciation and amortization)	460,682	460,328
Long-term investment	1,869	1,869
Other noncurrent assets	9,984	9,487

Total assets	$745,762	$756,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,296	$24,833
Accrued payroll and benefits	20,044	20,348
Property, production and franchise taxes payable	9,344	11,123
Current portion of long-term debt and
capital lease obligations	2,022	1,674
Fair value of derivative instruments	19,960	15,145
Unearned income	3,557	5,479
Other current liabilities	7,862	6,988
Total current liabilities	79,085	85,590

Long-term debt	127,776	129,007
Fair value of derivative instruments	1,203	715
Deferred income taxes	2,530	5,063
Accrued workers compensation	11,007	10,254
Asset retirement obligation	8,728	8,550
Other noncurrent liabilities	6,477	4,288

Total liabilities	$236,806	$243,467

Stockholders' equity
Preferred stock, $0.01 par value,
1,000,000 shares authorized; none issued	--	--
Common stock, $0.01 par value,
200,000,000 shares authorized;
91,637,778 and 91,514,668 shares issued
and outstanding	916	915
Paid-in capital	619,740	617,107
Accumulated deficit	(90,922)	(89,863)
Accumulated other comprehensive loss	(20,778)	(15,603)
Total stockholders' equity	508,956	512,556

Total liabilities and stockholders' equity	$745,762	$756,023

Stillwater Mining Company
Statement of Cash Flows
(Unaudited)
(in thousands)

	Three months ended
	March 31,
	2007	2006

Cash flows from operating activities
Net income (loss)	$(1,059)	$597

Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Depreciation and amortization	20,438	19,935
Lower of cost or market inventory adjustment	--	1,098
(Gain)/loss on disposal of property, plant
and equipment	(115)	185
Stock issued under employee benefit plans	1,446	1,313
Amortization of debt issuance costs	204	185
Share based compensation	1,168	595

Changes in operating assets and liabilities:
Inventories	(4,992)	(4,080)
Advances on inventory purchases	713	(3,304)
Accounts receivable	5,369	14,853
Employee compensation and benefits	(304)	569
Accounts payable	(8,537)	(891)
Property, production and franchise taxes
payable	(1,779)	941
Workers compensation	753	3,087
Asset retirement obligation	178	158
Unearned income	(1,922)	1,861
Other	3,600	(147)

Net cash provided by operating activities	15,161	36,955

Cash flows from investing activities
Capital expenditures	(21,596)	(23,124)
Proceeds from disposal of property, plant
and equipment	202	56
Purchases of investments	(22,993)	(48,160)
Proceeds from maturities of investments	16,998	30,718

Net cash used in investing activities	(27,389)	(40,510)

Cash flows from financing activities
Payments on long-term debt and capital
lease obligations	(883)	(9,454)
Payments for debt issuance costs	--	(579)
Issuance of common stock	20	203

Net cash used in financing activities	(863)	(9,830)

Cash and cash equivalents
Net decrease	(13,091)	(13,385)
Balance at beginning of period	88,360	80,260

Balance at end of period	$75,269	$66,875

Stillwater Mining Company
Key Factors
(Unaudited)
	Three months ended
	March 31,
	2007	2006
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium	111	113
Platinum	33	33
Total	144	146

Tons milled (000)	305	326
Mill head grade (ounce per ton)	0.51	0.49

Sub-grade tons milled (000) (1)	21	15
Sub-grade tons mill head grade (ounce per ton)	0.13	0.15

Total tons milled (000) (1)	326	341
Combined mill head grade (ounce per ton)	0.49	0.47
Total mill recovery (%)	91	91

Total operating costs per ounce (Non-GAAP)	$244	$263
Total cash costs per ounce (Non-GAAP) (2) (3)	$309	$313
Total production costs per ounce
(Non-GAAP) (2) (3)	$456	$457

Total operating costs per ton milled (Non-GAAP)	$108	$113
Total cash costs per ton milled
(Non-GAAP) (2) (3)	$136	$134
Total production costs per ton milled
(Non-GAAP) (2) (3)	$201	$196

Stillwater Mine:
Ounces produced (000)
Palladium	75	72
Platinum	23	21
Total	98	93

Tons milled (000)	178	176
Mill head grade (ounce per ton)	0.59	0.56

Sub-grade tons milled (000) (1)	21	15
Sub-grade tons mill head grade (ounce per ton)	0.13	0.15

Total tons milled (000) (1)	199	191
Combined mill head grade (ounce per ton)	0.54	0.53
Total mill recovery (%)	92	92

Total operating costs per ounce (Non-GAAP)	$227	$262
Total cash costs per ounce (Non-GAAP) (2) (3)	$290	$312
Total production costs per ounce
(Non-GAAP) (2) (3)	$418	$441

Total operating costs per ton milled (Non-GAAP)	$112	$127
Total cash costs per ton milled
(Non-GAAP) (2) (3)	$143	$152
Total production costs per ton milled
(Non-GAAP) (2) (3)	$206	$215

Stillwater Mining Company
Key Factors (continued)
(Unaudited)
	Three months ended
	March 31,
	2007	2006
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced (000)
Palladium	36	41
Platinum	10	12
Total	46	53

Tons milled (000)	128	150
Mill head grade (ounce per ton)	0.40	0.39

Sub-grade tons milled (000) (1)	--	--
Sub-grade tons mill head grade (ounce per ton)	--	--

Total tons milled (000) (1)	128	150
Combined mill head grade (ounce per ton)	0.40	0.39
Total mill recovery (%)	90	90

Total operating costs per ounce (Non-GAAP)	$281	$266
Total cash costs per ounce (Non-GAAP) (2) (3)	$348	$315
Total production costs per ounce
(Non-GAAP) (2) (3)	$537	$484

Total operating costs per ton milled (Non-GAAP)	$101	$94
Total cash costs per ton milled
(Non-GAAP) (2) (3)	$125	$112
Total production costs per ton milled
(Non-GAAP) (2) (3)	$194	$171

Stillwater Mining Company
Key Factors (continued)
(Unaudited)
(in thousands, where noted)

	Three months ended
	March 31,
	2007	2006
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
Palladium (oz.)	109	107
Platinum (oz.)	34	29
Total	143	136

Other PGM activities: (6)
Palladium (oz.)	37	86
Platinum (oz.)	27	23
Rhodium (oz.)	6	10

Total	70	119

By-products from mining: (7)
Rhodium (oz.)	1	1
Gold (oz.)	3	3
Silver (oz.)	2	2
Copper (lb.)	383	258
Nickel (lb.)	306	441

Average realized price per ounce (5)
Mine production:
Palladium ($/oz.)	$377	$360
Platinum ($/oz.)	$915	$811
Combined (5)	$506	$452

Other PGM activities: (6)
Palladium	$336	$278
Platinum	$1,149	$984
Rhodium	$5,052	$3,168

By-products from mining: (7)
Rhodium ($/oz.)	$5,912	$3,449
Gold ($/oz.)	$667	$558
Silver ($/oz.)	$14	$10
Copper ($/lb.)	$2.78	$2.20
Nickel ($/lb.)	$17.62	$6.02
Average market price per ounce (5)
Palladium	$343	$292
Platinum	$1,190	$1,037
Combined (5)	$546	$451

(1)	Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2)	Total cash costs include period costs of mining, processing and administration at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Norilsk Nickel transaction expenses and interest income and expense are not included in total cash costs.

(3)	Total cash cost per ton, represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement that management uses to monitor and evaluate the efficiency of its mining operations. See table "Reconciliation of Non-GAAP measures to costs of revenues" and accompanying discussion.

(4)	The Company's average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold. The average market price represents the average London PM Fix for the actual months of the period.

(5)	The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the refinery.

(6)	Ounces sold and average realized price per ounce from other PGM activities primarily relate to ounces produced from processing of catalyst materials and palladium received in the Norilsk Nickel transaction.

(7)	By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non- GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non- GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

	Three months ended
	March 31,
(in thousands)	2007	2006

Consolidated:
Reconciliation to consolidated costs
of revenues:
Total operating costs (Non-GAAP)	$35,210	$38,484
Royalties, taxes and other	9,284	7,336
Total cash costs (Non-GAAP)	$44,494	$45,820
Asset retirement costs	177	158
Depreciation and amortization	20,414	19,910
Depreciation and amortization (in inventory)	638	890
Total production costs (Non-GAAP)	$65,723	$66,778
Change in product inventories	1,653	29,945
Costs of recycling activities	66,175	31,967
Recycling activities - depreciation	24	25
Add: Profit from recycling activities	5,349	3,326
Total consolidated costs of revenues	$138,924	$132,041

Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$22,237	$24,381
Royalties, taxes and other	6,220	4,715
Total cash costs (Non-GAAP)	$28,457	$29,096
Asset retirement costs	124	115
Depreciation and amortization	12,133	12,196
Depreciation and amortization (in inventory)	210	(312)
Total production costs (Non-GAAP)	$40,924	$41,095
Change in product inventories	(83)	(3,083)
Add: Profit from recycling activities	3,629	2,111
Total costs of revenues	$44,470	$40,123
East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$12,972	$14,103
Royalties, taxes and other	3,064	2,621
Total cash costs (Non-GAAP)	$16,036	$16,724
Asset retirement costs	54	43
Depreciation and amortization	8,281	7,714
Depreciation and amortization (in inventory)	428	1,202
Total production costs (Non-GAAP)	$24,799	$25,683
Change in product inventories	(2,285)	(2,873)
Add: Profit from recycling activities	1,720	1,215
Total costs of revenues	$24,234	$24,025

Other PGM activities: (1)
Reconciliation to costs of revenues:
Change in product inventories	$4,021	$35,901
Recycling activities - depreciation	24	25
Costs of recycling activities	66,175	31,967
Total costs of revenues	$70,220	$67,893

(1)	Other PGM activities include recycling and sales of palladium received in the Norilsk Nickel transaction and other.

SOURCE Stillwater Mining Company
-0-	05/03/2007
/CONTACT: Dawn McCurtain of Stillwater Mining Company, +1-406-373-8787/
/Web site: http://www.stillwatermining.com/